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                                                           Exhibit 10.7


                    AMENDMENT OF THE 1993 ROBINSON NUGENT, INC.
                         EMPLOYEE AND NON-EMPLOYEE DIRECTOR
                                 STOCK OPTION PLAN



This amendment of the 1993 Robinson Nugent, Inc. Employee and Non-Employee Director Stock Option Plan was adopted by the Board of Directors on July 31, 1997, and approved by the shareholders at the Annual Meeting of Shareholders of Robinson Nugent, Inc. held on November 6, 1997.

This stock option plan is hereby amended in the following respects:

Amendment to Section 4.  SHARES.

          The shares subject to the options and other provisions of the Plan shall be either authorized and unissued common shares or previously issued common shares acquired by the Company as treasury stock. The total number of Common Shares with respect to which options may be granted are hereby increased by an additional 500,000 Common Shares and shall not exceed in the aggregate 1,000,000 Common Shares except as such number of Common Shares shall be adjusted in accordance with the provisions set forth in Section 6(h) of the Stock Option Plan. Common Shares subject to options returned to the Company shall be available for future awards under the Stock Option Plan. The Stock Option Plan is intended to ensure that the Company will continue to attract and retain key employees and directors who can be expected to contribute to the Company's growth and success.

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